EXHIBIT 99.1

                               CONTANGO OIL & GAS

                                                                    NEWS RELEASE

    CONTANGO OIL & GAS COMPANY ANNOUNCES CHANGE IN STATE OF INCORPORATION TO
         DELAWARE, A 2 FOR 1 REVERSE SPLIT AND A CHANGE IN STOCK SYMBOL

         December 1, 2000 - HOUSTON, TEXAS - Contango Oil & Gas Company (OTCBB:BTUX) announced today that the change in its state of incorporation from Nevada to Delaware and the effecting of a 2 for 1 reverse stock split, approved by stockholders at the Annual Meeting of Stockholders on November 20, 2000, became effective on December 1, 2000. As a result of the merger, effective Monday, December 4, 2000, the Company's stock symbol on the NASDAQ Bulletin Board will be changed from "BTUX" to "CTGO".

         Kenneth R. Peak, Chairman and Chief Executive Officer, stated, "One of our highest priorities for the year 2001 is to build liquidity in our common stock. Becoming listed on a major exchange is a prerequisite to achieving this goal, and the change to a Delaware incorporation and the reverse stock split are important steps to that end. Our business is excellent. We now have drilled 11 wells in our south Texas exploration program, 10 of which have been successful, and we anticipate revenues and cash flow for the month of December 2000 will exceed $2.0 million."

         The most immediate effect of the 2 for 1 reverse split will be to reduce the number of Contango's issued and outstanding common shares from approximately 22.9 million shares to approximately 11.5 million shares. Similarly, diluted shares, which assumes the exercise and conversion of all outstanding options, warrants and convertible preferred stock, would be reduced from approximately 31.9 million shares to approximately 16.0 million shares. Basic and diluted per share net income or loss will be increased to reflect the reduced number of common shares.

         As soon as practicable, the Company will send to each stockholder of record a transmittal form that will contain instructions for the surrender of the old Contango-Nevada common stock certificates to the Transfer Agent in exchange for new Contango-Delaware common stock certificates. As set out in the reincorporation documents, holders of old Contango-Nevada common stock are entitled to one-half the number of shares of new Contango-Delaware common stock. Stockholders of old Contango-Nevada common stock whose shares are not evenly divisible by two, and who would otherwise be entitled to receive a fraction of a share of new Contango-Delaware common stock, will receive cash in lieu of fractional shares or alternatively, at the election of the Company, one full share of new Contango-Delaware common stock rather than issuing fractional shares.

         Contango is a Houston-based, development stage, independent natural gas and oil company. The Company explores and acquires natural gas and oil properties primarily in the onshore Gulf Coast and offshore Gulf of Mexico. Additional information can be found on our web page at WWW.CONTANGO-OANDG.COM.

         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the company's current views with respect to future events that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the company's publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Contango Oil & Gas Company                            For information, contact:
3700 Buffalo Speedway, Suite 960                      Kenneth R. Peak
Houston, Texas 77098                                  (713) 960-1901
WWW.CONTANGO-OANDG.COM